Exhibit 4.30

CANADIAN SECURITY AGREEMENT

CANADIAN SECURITY AGREEMENT, dated as of January 26, 2011, made by PLY GEM CANADA, INC., a Canada corporation (together with its successors and assigns, the “Canadian Borrower”) to UBS AG CANADA BRANCH, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

(1)           The Specified U.S. Borrower and the other Loan Parties party thereto have entered into a Credit Agreement dated of even date herewith (said Credit Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders, the L/C Issuers and the agents party thereto.

(2)           Pursuant to the Credit Agreement, the Canadian Borrower is entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Canadian Secured Parties a security interest in the Collateral (as hereinafter defined) to secure the Canadian Obligations.

(3)           It is a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time that the Canadian Borrower shall have granted the assignment and security interest and made the pledge and assignment contemplated by this Agreement.

(4)           The Canadian Borrower will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(5)           Terms defined in the Credit Agreement or the Intercreditor Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement or the Intercreditor Agreement, as applicable.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the PPSA and/or STA (each as defined below) or any regulation issued pursuant thereto and grammatical variations thereof are used in this Agreement as such terms are defined in the PPSA and/or STA (each as defined below) or any regulation issued pursuant thereto.  Additionally, the following terms shall have the following meanings:

“Accounts” means all accounts, and (where the context so admits) any item or part thereof, including rights to receive royalties or license fees, which are now owned by or are due, owing or accruing due to the Canadian Borrower or which may hereafter be owned by or become due, owing or accruing due to the Canadian Borrower or in which the Canadian Borrower now or hereafter has any other rights, including all debts, claims and demands of any kind whatever, claims against the Crown and claims under insurance policies.

“Chattel Paper” means all chattel paper in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Control” means (i) in the case of each Deposit Account, if the deposit taking institution at which such Deposit Account is maintained will transfer any amounts on deposit in the Deposit Account as directed by the Collateral Agent without further consent by the Canadian Borrower, (ii) in the case of any security entitlement, “control”, as such term is defined in the STA and (iii) in the case of any Futures Contract, “control”, as such term is defined in Subsection 1(1.1)(d) and (e) of the PPSA.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Futures Account Control Agreements.

“Deposit Account” means an account maintained with a bank, foreign bank, trust company, credit union or other deposit-taking institution in which the Canadian Borrower now or hereafter has rights.

“Deposit Account Control Agreement” shall mean an agreement  in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Deposit Account.

“Documents of Title” means all documents of title, whether negotiable or non-negotiable, including all warehouse receipts and bills of lading, in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Equipment” means all goods in which the Canadian Borrower now or hereafter has rights, other than Inventory or consumer goods, and (as the context so admits) any item or part thereof.

“Excluded Accounts” shall mean each of the following, but in each case only to the extent that Control of the same has not been provided to or for the benefit of any other creditor or as security for any other obligations:

                (i)all Deposit Accounts maintained by the Canadian Borrower solely for the purpose of making current payments of payroll obligations in the ordinary course of business;

                (ii)for a period of not more than 30 days (or such longer period as may be approved by the Collateral Agent in its sole discretion) following any Permitted Acquisition of a new Subsidiary, the Deposit Accounts, Securities Accounts and Futures Accounts of such new Subsidiary; and

                (iii)any Deposit Accounts, Securities Accounts and Futures Accounts as to which (A) during the first 90 days following the Closing Date, the aggregate book balances thereof, taken as a whole, do not exceed $5,000,000, and (B) thereafter, the aggregate collected balances thereof, taken as a whole, do not exceed $5,000,000 (or such greater amount as may be agreed from time to time by the Collateral Agent in its discretion).

“Excluded Assets” shall mean (i) Excluded Equity and (ii) Special Property other than the following:

(a)           the right to receive any payment of money (including Accounts and Intangibles) or any other rights referred to in Section 4 of the PPSA to the extent that such section of the PPSA is effective to limit the prohibitions which make such property “Special Property”;

(b)           any proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Equity” shall mean each of the following, but in each case only to the extent that the same has not been pledged to or for the benefit of any other creditor or as security for any other obligations:

(i)           Equity Interests in Foreign Subsidiaries that are not Material Foreign Subsidiaries; and

(ii)                      any Equity Interests of any Subsidiary with respect to which the Agents and the Canadian Borrower agree that the costs of providing a pledge of such Equity Interests hereunder is excessive in view of the benefits to be provided by such pledge.

“Financial Assets” means financial assets in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Fixtures” means fixtures in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Futures Account” means a futures account in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Futures Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control over a specified Futures Account.

“Futures Intermediary” is used with the defined meaning assigned to “futures intermediary” in the PPSA.

“Goods” means goods in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Instruments” means all letters of credit, advices of credit and all other instruments in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Intangibles” means all intangibles, all permits, licences and authorizations of whatever kind in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof, including all of the Canadian Borrower’s choices in action, contractual rights, goodwill and Intellectual Property.

“Inventory” means all inventory of whatever kind in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof, including all goods, wares, merchandise, materials, supplies, raw materials, goods in process, finished goods and other tangible personal property, including all goods, wares, materials and merchandise used or procured for packing or storing thereof, now or hereafter held for sale, lease, resale or exchange or that are to be furnished or have been furnished under a contract of service or that are used or consumed in the business of the Canadian Borrower.

“Investment Property” means investment property in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“letter of credit” means any credit (as defined in  Uniform Customs and Practice for Documentary Credits, ICC Publications 600) or standby (as defined in the International Standby Practices - ISP98, ICC Publication No. 590).

“Letter of Credit Rights” means all rights in which the Canadian Borrower now or hereafter has in any letter of credit.

“Money” means all money in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Noteholder Security Agreement” shall mean have the meaning specified in the Intercreditor Agreement.

“PPSA” means the Personal Property Security Act (Alberta).

“Receiver” means any receiver for the Collateral or any of the business, undertakings, property and assets of the Canadian Borrower appointed by the Collateral Agent pursuant to this Agreement or by a court on application by the Collateral Agent.

“Release Date” shall have the meaning specified in Section 20.

“Securities” means all shares, stock, warrants, bonds, debentures, debenture stock, bills, notes and other securities in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

“Securities Account Control Agreement” shall mean an agreement in form reasonably satisfactory to the Collateral Agent sufficient to grant the Collateral Agent Control with respect to a specified Securities Account.

“Securities Act” means the Securities Act (Alberta).

“Security Entitlement” means all security entitlements in which the Canadian Borrower now or hereafter has rights, and (as the context so admits), any item or part thereof.

“Special Property” shall mean:

(a) any contract, Intangible, permit, lease or license held by the Canadian Borrower that validly prohibits the creation by the Canadian Borrower of a security interest therein;

(b) any contract, Intangible, permit, lease or license held by the Canadian Borrower to the extent that any Law applicable thereto prohibits the creation of a security interest therein;

(c) any contract, Intangible, permit, lease or license held by the Canadian Borrower to the extent that the creation by the Canadian Borrower of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d) Equipment owned by the Canadian Borrower on the date hereof or hereafter acquired that is subject to a purchase money lien or capital lease permitted to be incurred or outstanding pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money lien or capital lease) validly prohibits the creation of any other Lien on such Equipment or requires consent of another party (which requirement is legally enforceable) to create such other Lien, which consent can not be obtained;

(e) any property owned on the date hereof or acquired after the date hereof by the Canadian Borrower that is subject to a Lien permitted by either Section 7.01(c) or (g) of the Credit Agreement if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any other Lien in the relevant permit, lease, license, contract or other agreement or by Law, then in each case described in clauses (a), (b), (c), (d), or (e) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or by Law applicable thereto validly prohibits the creation of a Lien on such property in favour of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.” In addition, to the extent such property constitutes “Special Property” due to failure of the Canadian Borrower to obtain consent as described in clauses (c), (d), and (e), the Canadian Borrower shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Special Property.”

“STA” means the Securities Transfer Act (Alberta).

“Trustee” shall mean the Noteholder Collateral Agent as defined in the Intercreditor Agreement.

“Unlimited Company” means any unlimited company incorporated or otherwise constituted under the laws of the Province of Alberta or any similar body corporate formed under the laws of any other jurisdiction whose members may at any time become responsible for any of the obligations of that body corporate.

“Unlimited Liability Shares” means member or shareholder interests in an Unlimited Company in which the Canadian Borrower now or hereafter has rights, and (as the context so admits) any item or part thereof.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, the Canadian Borrower hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1.                      Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the Borrower’s present and after-acquired personal property, including without limitation, each type of property described below and all of the Canadian Borrower’s right, title and interest therein and thereto, whether now owned or hereafter acquired by the Canadian Borrower, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Deposit Accounts;

(d)           all Documents of Title;

(e)           all Equipment;

(f)            all Fixtures;

(g)           all Futures Accounts;

(h)           all Goods;

(i)            all Instruments;

(j)            all Inventory;

(k)           all Letter of Credit Rights (together with all Accounts, Chattel Paper, Instruments, Deposit Accounts, Intangibles  and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, the “Receivables”; and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the Receivables, being the “Related Contracts”);

(l)            all Money;

(m)          the following (the “Security Collateral”):

                (i)all indebtedness from time to time owed to the Canadian Borrower, including without limitation, all promissory notes or instruments, if any, evidencing such indebtedness, all indebtedness owed to the Canadian Borrower pursuant to the Intercompany Note and the instruments set forth on Schedule 8 to the Perfection Certificate (the “Pledged Debt”), and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt;

                (ii)all Equity Interests, other than Excluded Equity, from time to time acquired, owned or held by the Canadian Borrower in any manner, including, without limitation, the Equity Interests of the Canadian Borrower set forth opposite the Canadian Borrower’s name on and otherwise described on Schedule 7  to the Perfection Certificate, and the certificates, if any, representing such shares or units or other Equity Interests (collectively, the “Pledged Equity”), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto; and

                (iii)all Investment Property and all Financial Assets (including, without limitation, all securities, security entitlements and securities accounts), the certificates or instruments, if any, representing or evidencing such Investment Property or Financial Assets and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all subscription warrants, rights or options issued thereon or with respect thereto;

(n)           all contracts and agreements between the Canadian Borrower and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements, limited liability company agreements), the Related Contracts and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of the Canadian Borrower to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of the Canadian Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of the Canadian Borrower for damages arising out of or for breach of or default under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(o)           the following (collectively, the “Intellectual Property Collateral”):

                (i)all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto;

                (ii)all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together, in each case, with the goodwill symbolized thereby;

                (iii)all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered;

                (iv)all industrial designs, whether registered or unregistered;

                (v)all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

  (vi)all confidential and proprietary information of the Canadian Borrower, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

                (vii)all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule 13 to the Perfection Certificate, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

                (viii)all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

                (ix)all agreements, permits, consents, orders and franchises relating to the licence, development, use or disclosure of any of the foregoing to which the Canadian Borrower, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

                (x)any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages (the property described in this Section 1(o) is referred to herein as the “Intellectual Property”);

(p)           all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the Canadian Borrower pertaining to any of the Collateral;

(q)           and all other tangible and intangible personal property of whatever nature whether or not covered by the PPSA;

(r)           all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (q) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

Section 2.                      Security for Obligations.  This Agreement secures, in the case of the Canadian Borrower, the payment of all Obligations of the Canadian Borrower now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including interest and fees that accrue after the commencement by or against the Canadian Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations being the “Secured Obligations”).

Section 3.                      Canadian Borrower Remains Liable.  Anything herein to the contrary notwithstanding, (a) the Canadian Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release the Canadian Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Canadian Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4.                      Delivery and Control of Security Collateral.  (a) (i) All certificates representing or evidencing the Pledged Equity and (ii) all instruments representing or evidencing the Pledged Debt (excluding, unless an Event of Default has occurred and is continuing, Pledged Debt in an aggregate principal amount not in excess of $1,000,000), shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (unless the Trustee is granted a prior security interest in such certificates and instruments and the same are required to be delivered (and are delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice to the Canadian Borrower, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations, and (iii) convert Security Collateral consisting of financial assets credited to any Securities Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to any Securities Account.

(b)           The Canadian Borrower acknowledges and agrees that (i) to the extent each interest in any Unlimited Liability Company, limited liability company or limited partnership controlled now or in the future by the Canadian Borrower and pledged hereunder is a Security, such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a Security and represented by such certificate.  The Canadian Borrower further acknowledges and agrees that with respect to any interest in any Unlimited Liability Company, limited liability company or limited partnership controlled now or in the future by the Canadian Borrower and pledged hereunder that is not a “Security” the Canadian Borrower shall at no time elect to treat any such interest as a “Security”, nor shall such interest be represented by a certificate, unless the Canadian Borrower provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(c)           With respect to any Security Collateral in which the Canadian Borrower has any right, title or interest and that constitutes an uncertificated security, the Canadian Borrower will promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of the Canadian Borrower, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities.  During the continuation of an Event of Default, with respect to any Security Collateral in which the Canadian Borrower has any right, title or interest, promptly upon the request of the Collateral Agent, the Canadian Borrower will notify each such issuer of Security Collateral that such Security Collateral is subject to the security interest granted hereunder.

(d)           Except as otherwise set forth herein, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, certificated security or Chattel Paper, such Instrument, certificated security or Chattel Paper shall be promptly delivered to the Collateral Agent (unless the Trustee is granted a prior security interest in such Collateral and the same is required to be delivered (and is delivered) to the Trustee for the benefit of the Secured Parties pursuant to the Intercreditor Agreement), duly endorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and, if applicable, the Intercreditor Agreement, provided that, unless an Event of Default has occurred and is continuing, the Canadian Borrower shall not be required to deliver the same pursuant to this clause (d) to the extent that the aggregate value of the Collateral not so delivered does not exceed $1,000,000.

(e)           Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Canadian Borrower is the sole registered and beneficial owner of each Unlimited Liability Share pledged hereunder and will remain so until such time as such pledged Unlimited Liability Shares are effectively transferred into the name of the Collateral Agent or another person on the books and records of the Unlimited Company issuer thereof.  Accordingly, the Canadian Borrower shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such pledged Unlimited Liability Shares (except insofar as the Canadian Borrower has granted a security interest in such dividend or other distribution in favour of the Collateral Agent hereunder, and any Securities which constitute Collateral shall be delivered forthwith upon receipt by the Canadian Borrower to the Collateral Agent to hold as Collateral hereunder) and shall have the right to vote such Unlimited Liability Shares and to control the direction, management and policies of the issuer Unlimited Company to the same extent as the Canadian Borrower would if such Unlimited Liability Shares were not pledged to the Collateral Agent pursuant hereto.  Nothing in this Agreement shall, constitute any Secured Party or any person other than the Canadian Borrower, a member of any Unlimited Company for the purposes of its applicable governing statute until such time as notice is given to the Canadian Borrower (and not revoked) as provided herein and further steps are taken thereunder so as to register any Secured Party or such other person as holder of such pledged Unlimited Liability Shares.  Except upon the exercise of rights to sell or otherwise dispose of pledged Unlimited Liability Shares following the occurrence of an Event of Default and while it is continuing, the Canadian Borrower shall not cause, permit or enable any Unlimited Company issuer to cause, permit, or enable the Collateral Agent to:

(i)             be registered as a shareholder or member of the Unlimited Company;

(ii)            have any notation entered in its favour in the share register in respect of Unlimited Liability Shares;

(iii)           hold any Secured Party out as a shareholder or member of an Unlimited Company;

(iv)           act or purport to act as a member of an Unlimited Company, or obtain, exercise or attempt to exercise any rights of a shareholder or member, of the Unlimited Company;

(v)            be held out as shareholder or member of the Unlimited Company;

(vi)           receive, directly or indirectly, any dividends, property or other distributions from the Unlimited Company by reason of the Collateral Agent holding a security interest in the pledged Unlimited Liability Shares; or

(vii)          act as a shareholder or member of the Unlimited Company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, an Unlimited Company or to be entitled to receive or receive any distribution in respect of Unlimited Liability Shares.

The foregoing limitation shall not restrict the Collateral Agent from exercising the rights which it is entitled to exercise hereunder in respect of any Collateral constituting Unlimited Liability Shares or Security Entitlements in Unlimited Liability Shares at any time that the Collateral Agent shall be entitled to enforce the Security and realize on all or any portion of the Collateral pursuant to the Security.

Section 5.                      Maintaining Deposit Accounts and Letter of Credit Rights.  Unless the Release Date shall have occurred:

(a)           The Canadian Borrower will maintain Deposit Accounts (other than Excluded Accounts) only with a bank (which may include the Collateral Agent) (a “Pledged Account Bank”) that has entered into a Deposit Account Control Agreement.  The Collateral Agent hereby agrees that it will not deliver a notice indicating that the Collateral Agent will exercise exclusive Control over a Deposit Account, Securities Account or Futures Account under any Control Agreement unless an Event of Default or Cash Dominion Event has occurred and is continuing.

(b)           The Collateral Agent may, at any time and without notice to, or consent from, the Canadian Borrower, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Canadian Borrower’s obligations under the Loan Documents if an Event of Default or Cash Dominion Event shall have occurred and be continuing.

(c)           Upon any termination by the Canadian Borrower of any Pledged Deposit Account, the Canadian Borrower will immediately (i) transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account and (ii) notify all Account Debtors and any other obligors that were making payments to such Pledged Deposit Account to make all future payments to another Pledged Deposit Account, in each case so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(d)           The Canadian Borrower, by granting a security interest in its Receivables consisting of Letter of Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee (except to the extent that the Canadian Borrower is required by applicable law to apply such proceeds to a specified purpose).  If the Canadian Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favour of the Canadian Borrower, and (i) the face amount of such letter of credit is in excess of $1,000,000 individually or (ii) the face amount of such letter of credit, together with the face amount of all other letters of credit issued in favour of the Canadian Borrower in which the Collateral Agent does not have a perfected security interest exceeds $2,500,000 in the aggregate, the Canadian Borrower shall promptly notify the Collateral Agent thereof and the Canadian Borrower shall use commercially reasonable efforts to either (A) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (B) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be applied as provided in the Credit Agreement.

(e)           Upon the occurrence of an Event of Default, the Canadian Borrower shall, promptly upon request by the Collateral Agent, (i) notify (and the Canadian Borrower hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 6.                      Representations and Warranties.  The Canadian Borrower represents and warrants as follows:

(a)           All Pledged Equity consisting of certificated securities and all Pledged Debt has been delivered to the Collateral Agent (or the Trustee in accordance with the Intercreditor Agreement) in accordance herewith.  If the Canadian Borrower is an issuer of Security Collateral, the Canadian Borrower confirms that it has received notice of the security interest granted hereunder.

(b)           The Canadian Borrower is the legal and beneficial owner of the Collateral granted or purported to be granted by the Canadian Borrower free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement, subject to Liens permitted under Section 7.01 of the Credit Agreement.  To the best knowledge of the Canadian Borrower, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral or listing the Canadian Borrower or any trade name of the Canadian Borrower as debtor is on file in any recording office, except such as may have been filed in favour of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(c)           All of the Equipment and Inventory of the Canadian Borrower are located at the places specified therefor in Schedule 2 to the Perfection Certificate or at another location as to which the Canadian Borrower has complied with the requirements of Sections 8 and 9(b).  The Canadian Borrower has obtained and maintains insurance with respect to its Equipment and Inventory in compliance with Section 8(d).

(d)           The Pledged Equity issued by the Canadian Borrower or any of its Subsidiaries hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  The Pledged Debt issued by the Specified U.S. Borrower or any of its Subsidiaries and pledged by the Canadian Borrower hereunder has been duly authorized, authenticated or issued and delivered and  is the legal, valid and binding obligation of the issuers thereof.  The Pledged Debt  is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent (unless required to be delivered and so delivered to the Trustee pursuant to the Intercreditor Agreement) and is not in default.

(e)           As of the Closing Date, the Pledged Equity pledged by the Canadian Borrower constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule 7 to the Perfection Certificate.  As of the Closing Date, the Canadian Borrower does not have any Investment Property or Financial Assets other than the Investment Property and Financial Assets listed on Schedules 7, 8 and 9 to the Perfection Certificate.

(f)           The Canadian Borrower has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person, other than any consent or approval that has been obtained and is in full force and effect or the need for which has been specifically disclosed herein or in the Credit Agreement.

(g)           The Perfection Certificate has been duly prepared, completed and executed by Holdings and the Specified U.S. Borrower and the information set forth therein, including the exact legal name of the Canadian Borrower, its jurisdiction of organization, its organizational number and its location (within the meaning of section 7 of the PPSA) is true, accurate and complete as of the Closing Date and as of each subsequent delivery required pursuant to Section 6.2(g) of the Credit Agreement.

(h)           This Agreement creates in favour of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by the Canadian Borrower, securing the payment of the Secured Obligations; and (i) when the financing statements set forth in Schedule 5 of the Perfection Certificate are filed or recorded with the appropriate Governmental Authority referred to therein with respect to the Collateral described therein in which a security interest may be perfected by filing or recordation and (ii) upon the taking of possession or control by the Senior Representative pursuant to Article III of the Intercreditor Agreement of the Collateral described in Schedules 7, 8 and 9 of the Perfection Certificate with respect to which a security interest may be perfected only by possession or control, all filings and other actions necessary to perfect the security interest in the Collateral granted by the Canadian Borrower have been duly made or taken and are in full force and effect; and such security interest is, in the case of ABL Priority Collateral, first priority and, in the case of Term Priority Collateral, second priority.

(i)            The Canadian Borrower has not filed or consented to the filing of (i) any financing statement or analogous document under the PPSA or any other applicable laws covering any Collateral, (ii) any assignment in which the Canadian Borrower assigns any Collateral or any security agreement or similar instrument covering any Collateral with the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office or (iii) any assignment in which the Canadian Borrower assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(j)            The Inventory that has been produced or distributed by the Canadian Borrower has been produced in compliance with all requirements of applicable law.

(k)           No amount payable to the Canadian Borrower under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper in excess of $500,000 which has not been delivered to the Collateral Agent to the extent otherwise required to be delivered hereunder (other than purchase orders, supply agreements and invoices).

(l)            As to itself and its Intellectual Property Collateral:

(i)           To the Canadian Borrower’s knowledge, the operation of the Canadian Borrower’s business as currently conducted and the use of the Intellectual Property in connection therewith do not materially infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii)           The Canadian Borrower is the exclusive owner of all right, title and interest in and to the material Intellectual Property Collateral owned by the Canadian Borrower, and is entitled to use all material Intellectual Property Collateral subject only to the terms of the IP Agreements, in each case as used in or necessary to its operations.

(iii)           The IP Agreements, patents, trademarks, industrial designs, copyrights, service marks, trade names and all applications for any of the foregoing included in the Intellectual Property Collateral are set forth on Schedule 13 to the Perfection Certificate and such Intellectual Property Collateral constitutes all Intellectual Property and all IP Agreements material to the operations of the Canadian Borrower.

(iv)           None of the Canadian Borrower’s Intellectual Property material to the operations of the Canadian Borrower, has been abandoned or has been adjudged invalid or unenforceable in whole or part.

(m)           The Collateral does not include consumer goods.

Section 7.                      Further Assurances.  (a)  The Canadian Borrower agrees that from time to time, at the expense of the Canadian Borrower, the Canadian Borrower will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be reasonably necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by the Canadian Borrower hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of the Canadian Borrower.  Without limiting the generality of the foregoing, the Canadian Borrower will promptly:

(i) mark conspicuously each document included in Inventory and, at the request of the Collateral Agent if an Event of Default has occurred and is continuing, each Chattel Paper, each Instrument, each Related Contract and each Assigned Agreement and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, Chattel Paper, Related Contract, Assigned Agreement or Collateral is subject to the security interest granted hereby;

(ii) execute or authenticate and file such financing or renewal statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by the Canadian Borrower hereunder;

(iii) execute and deliver to the Collateral Agent an executed Control Agreement with respect to each Deposit Account of the Canadian Borrower owned, maintained or established by the Canadian Borrower after the Closing Date (other than an Excluded Account), including any such Deposit Account which at any time ceases to be an Excluded Account (it being understood that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from the Canadian Borrower with respect to funds from time to time credited to any Deposit Account unless an Event of Default or Cash Dominion Event has occurred and is continuing);

(iv) if the Canadian Borrower shall, following the Closing Date, establish and maintain any Securities Account or Futures Account (other than an Excluded Account) with any Securities Intermediary or Futures Intermediary, the Canadian Borrower shall, within 30 days (or such longer period as the Collateral Agent may agree in its sole discretion) of opening such Securities Account or Futures Account, notify the Collateral Agent thereof and deliver to the Collateral Agent an executed Control Agreement with respect to such Securities Account or Futures Account, as the case may be; and

(v) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by the Canadian Borrower under this Agreement has been taken.

(b)           The Canadian Borrower hereby authorizes the Collateral Agent to file one or more financing or renewal statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of the Canadian Borrower, in each case without the signature of the Canadian Borrower, and regardless of whether any particular asset described in such financing statements falls within the scope of the PPSA or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  The Canadian Borrower ratifies its authorization for the Collateral Agent to have filed such financing statements, renewal statements or amendments filed prior to the date hereof.

(c)           The Canadian Borrower will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of the Canadian Borrower and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d)           The Canadian Borrower shall at all times defend its title to Collateral and the Collateral Agent’s Liens therein against all Persons, claims and demands whatsoever, except for Liens permitted under Section 7.01 of the Credit Agreement.

(e)           The Collateral will not include consumer goods.

Section 8.                      As to Equipment and Inventory and Insurance.  (a) The Canadian Borrower will keep its Equipment and Inventory (other than Inventory sold in the ordinary course of business or pursuant to a disposition in accordance with Section 7.05 of the Credit Agreement) at the places therefor specified in Section 2 to the Perfection Certificate or at such other locations as the Canadian Borrower may determine from time to time, provided that the Canadian Borrower shall give written notice to the Collateral Agent specifying any such other location no less than 10 Business Days before the first date on which any Equipment or Inventory is moved to such location.

(b) The Canadian Borrower will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $1,000,000 to any of the Inventory of the Canadian Borrower.

(c) In producing its Inventory, the Canadian Borrower will comply in all material respects with all requirements of applicable law.

(d) The Canadian Borrower will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as required under Section 6.07 of the Credit Agreement.  Without limitation to the foregoing, the Canadian Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by the Collateral Agent) reasonably satisfactory to the Collateral Agent.  All proceeds under each policy shall be payable to the Collateral Agent or deposited directly to a Dominion Account.  From time to time upon request, the Canadian Borrower shall deliver to the Collateral Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless the Collateral Agent shall agree otherwise, each policy of property insurance shall include satisfactory endorsements: (i) showing the Collateral Agent (or, in the case of property insurance, the Collateral Agent and the Trustee, as their interests may appear) as sole loss payee; (ii) requiring the insurer to endeavor to provide 30 days prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of the Collateral Agent shall not be impaired or invalidated by any act or neglect of the Canadian Borrower  or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If the Canadian Borrower fails to provide and pay for any insurance, the Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge the Canadian Borrower therefor.  The Canadian Borrower agrees to deliver to the Collateral Agent, promptly as rendered, copies of all material reports made to insurance companies in respect of the insurance described herein.  So long as no Event of Default has occurred and is continuing, the Canadian Borrower may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to the Collateral Agent or deposited to a Dominion Account as provided above.  If an Event of Default has occurred and is continuing, only the Collateral Agent shall be authorized to settle, adjust and compromise such claims.  Further, the Canadian Borrower will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of the Loan Documents and cause the insurers to acknowledge notice of such assignment.

(e) So long as no Event of Default or Cash Dominion Event shall have occurred and be continuing, all insurance payments, proceeds of insurance and any awards arising from condemnation of any Collateral received by the Collateral Agent in connection with any loss, damage or destruction of any Collateral shall be transferred to a Dominion Account, and to the extent required to be applied to the Obligations in accordance with Section 2.05(b) of the Credit Agreement, the Collateral Agent may direct the applicable Pledged Account Bank to release to the Canadian Borrower any such amount if and to the extent that any prepayment of Obligations is required under the Credit Agreement in connection with the receipt of such amount and such prepayment has been made.  Reimbursement under any liability insurance maintained by the Canadian Borrower pursuant to this Section 8 may be paid directly to the Person who shall have incurred liability covered by such insurance.

Section 9.                      Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts; Assigned Agreements.  (a)  The Canadian Borrower will not change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in 1 to the Perfection Certificate, or its location within the meaning of section 7 of the PPSA, without giving notice thereof to the Collateral Agent at least 30 days (or such lesser period of time as the Collateral Agent may agree) in advance of such change and thereafter taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  The Canadian Borrower will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts.

(b)           If any Collateral of the Canadian Borrower  is at any time in the possession or control of a warehouseman, bailee or agent (including as set forth on Schedule 2(e) to the Perfection Certificate) or is located at leased premises or mortgaged property, upon the request of the Collateral Agent, the Canadian Borrower will (i) notify any such warehouseman, bailee, agent or landlord of the security interest created hereunder, (ii) instruct any such warehouseman, bailee or agent to hold all such Collateral solely for the Collateral Agent’s account subject only to the Collateral Agent’s instructions, and (iii) if at any time the value of the Collateral in the possession or control of such warehouseman, bailee or agent or located at such leased or mortgaged premises exceeds or is reasonably likely to exceed $1,000,000, use commercially reasonable efforts to (A) cause such warehouseman, bailee or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Collateral Agent’s benefit and shall act solely on the instructions of the Collateral Agent without the further consent of the Canadian Borrower or any other Person and make such authenticated record available to the Collateral Agent, and (B) obtain a Lien Waiver from such warehouseman, bailee or agent or the applicable landlord or mortgagee.

(c)           Except as otherwise provided in this subsection (c), the Canadian Borrower will continue to collect, at its own expense, all amounts due or to become due the Canadian Borrower under the Receivables, Assigned Agreements and Related Contracts.  In connection with such collections, the Canadian Borrower may take (and, at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as the Canadian Borrower (or the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify the Obligors under any Receivables, Assigned Agreements and Related Contracts, of the assignment of such Receivables, Assigned Agreements and Related Contracts, to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to the Canadian Borrower thereunder directly to the Collateral Agent and, upon such notification and at the expense of the Canadian Borrower, to enforce collection of any such Receivables, Assigned Contracts and Related Contracts, to adjust, settle or compromise the amount or payment thereof, and to otherwise exercise all rights with respect to such Receivables, Assigned Agreements and Related Contracts, including, without limitation, those set forth set forth in Part V of the PPSA.  Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, all amounts and proceeds (including, without limitation, Instruments) received by the Canadian Borrower in respect of the Receivables, Assigned Agreements and Related Contracts of the Canadian Borrower shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of the Canadian Borrower and shall be transferred to the Dominion Accounts as set forth in Section 6.17 of the Credit Agreement for application to the Obligations as provided in Section 8.03 of the Credit Agreement.  Upon the occurrence and during the continuation of an Event of Default, (i) without the prior written consent of the Collateral Agent, the Canadian Borrower will not grant any extension with respect to the time of payment of any Receivable or any amount due on any Assigned Agreement or Related Contract, adjust, settle or compromise the amount or payment of any Receivable or any amount due on any Assigned Agreement or Related Contract for less than the full amount thereof, release wholly or partly any Account Debtor or obligor thereof, allow any credit or discount thereon (except, in each case, in the ordinary course of business consistent with past practice unless the Collateral Agent shall have notified the Canadian Borrower that its right to do so has been terminated) or make any amendment, supplement or modification thereto, in each case in any manner that could adversely affect the value thereof and (ii) the Canadian Borrower shall deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of more than 5% of the aggregate amount of its then outstanding Accounts.  Except in the ordinary course of business and consistent with past practice, the Canadian Borrower will not permit or consent to the subordination of its right to payment under any of the Receivables, Assigned Agreements or Related Contracts to any other indebtedness or obligations of the Account Debtor or obligor thereof.

(d)           Anything herein to the contrary notwithstanding, the Canadian Borrower shall remain liable under each of the Receivables, Assigned Agreements and Related Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable, Assigned Agreement or Related Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent, nor any Secured Party, be obligated in any manner to perform any of the obligations of the Canadian Borrower under or pursuant to any Receivable, Assigned Agreement or Related Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(e)           The Canadian Borrower will at its expense: (i) maintain the Assigned Agreements to which it is a party in full force and effect and enforce the Assigned Agreements to which it is a party in accordance with the terms thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (ii) if reasonably requested by the Collateral Agent following the occurrence of a Cash Dominion Event, furnish to the Collateral Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by the Canadian Borrower under or pursuant to any material Assigned Agreements to which it is a party, and from time to time (A) furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of the Canadian Borrower as the Collateral Agent may reasonably request and (B) upon the reasonable request of the Collateral Agent, make to each other party to any Assigned Agreement to which it is a party such demands and requests for information and reports or for action as the Canadian Borrower is entitled to make thereunder.

(f)           The Canadian Borrower hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Loan Party.  The Canadian Borrower agrees, and will promptly instruct each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

Section 10.                      As to Intellectual Property Collateral.  (a)  With respect to material Intellectual Property Collateral owned by the Canadian Borrower, the Canadian Borrower agrees to take, at its expense, all commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and any other governmental authority located in the United States or Canada, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) if consistent with the reasonable business judgment of the Canadian Borrower, pursue the registration and maintenance of each patent, trademark, industrial design, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral owned by the Canadian Borrower, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under the Trade-Marks Act (Canada), the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  The Canadian Borrower shall not, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its material Intellectual Property Collateral, unless the Canadian Borrower shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

(b)           The Canadian Borrower agrees promptly to notify the Collateral Agent if the Canadian Borrower becomes aware that any item of Intellectual Property Collateral material to the conduct of its business may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding the Canadian Borrower’s ownership of any of such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

(c)           In the event that the Canadian Borrower becomes aware that any material item of its Intellectual Property Collateral is being infringed or misappropriated by a third party in any way that would reasonably be expected to have a Material Adverse Effect, the Canadian Borrower shall promptly notify the Collateral Agent and shall take such actions, at its expense, as the Canadian Borrower or the Collateral Agent reasonably deems appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)           The Canadian Borrower shall not do or permit any act or knowingly omit to do any act whereby any Intellectual Property Collateral material to the conduct of its business may lapse or become invalid or unenforceable or placed in the public domain, unless the maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of the Canadian Borrower’s business.

(e)           The Canadian Borrower shall take all commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default) reasonably deems appropriate under the circumstances to preserve and protect each item of its material Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licenced users of any of the Trademarks use such consistent standards of quality.

(f)           With respect to its Intellectual Property Collateral, the Canadian Borrower agrees to execute or otherwise authenticate (i) at the request of Collateral Agent, an acknowledgement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Acknowledgement”) and (ii) an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g)           The Canadian Borrower agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(o) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  The Canadian Borrower shall, concurrently with the delivery of financial statements under Section 6.01(a) of the Credit Agreement, execute and deliver to the Collateral Agent, or otherwise authenticate, an Intellectual Property Security Acknowledgement or an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property which IP Security Agreement Supplement shall be recorded with the United States Patent and Trademark Office, the United States Copyright Office, Canadian Intellectual Property Office and any other U.S. or Canadian governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h)           Nothing in this Agreement prevents the Canadian Borrower from discontinuing the use or maintenance of any of its Intellectual Property Collateral to the extent permitted by the Credit Agreement if the Canadian Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 11.                      Voting Rights; Dividends; Etc.  (a)  So long as no Event of Default shall have occurred and be continuing:

                (i)            The Canadian Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of the Canadian Borrower or any part thereof for any purpose consistent with this Agreement, the Credit Agreement and the other Loan Documents; provided however, that the Canadian Borrower will not exercise or refrain from exercising any such right if such action could materially and adversely affect the  rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

                (ii)           The Canadian Borrower shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of the Canadian Borrower if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) to hold as Security Collateral and shall, if received by the Canadian Borrower, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Canadian Borrower and be forthwith delivered to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary endorsement).

                (iii)The Collateral Agent will execute and deliver (or cause to be executed and delivered) to the Canadian Borrower all such proxies and other instruments as the Canadian Borrower may reasonably request for the purpose of enabling the Canadian Borrower to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)           Upon the occurrence and during the continuance of an Event of Default:

                (i)            All rights of the Canadian Borrower (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall, upon notice to the Canadian Borrower by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent (or the Trustee, if required pursuant to the Intercreditor Agreement), which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

                (ii)           All dividends, interest and other distributions that are received by the Canadian Borrower contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Canadian Borrower and shall be forthwith paid over to the Collateral Agent (unless required to be delivered to the Trustee pursuant to the Intercreditor Agreement) as Security Collateral in the same form as so received (with any necessary endorsement).

(c)           Upon the occurrence and during the continuation of an Event of Default or a Cash Dominion Event, the Collateral Agent shall be authorized to exercise exclusive control over all Deposit Accounts, Securities Accounts and Futures Accounts (other than Excluded Accounts).

Section 12.                      Transfers and Other Liens; Additional Shares.  (a)  The Canadian Borrower agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of the Canadian Borrower except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b)           The Canadian Borrower agrees that it will (i) cause each issuer of the Pledged Equity pledged by the Canadian Borrower that is Controlled by the Canadian Borrower not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to the Canadian Borrower or another Loan Party, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests (other than Excluded Equity) or other securities.

Section 13.                      Collateral Agent Appointed Attorney-in-Fact.  The Canadian Borrower hereby irrevocably appoints the Collateral Agent the Canadian Borrower’s attorney-in-fact, with full authority in the place and stead of the Canadian Borrower and in the name of the Canadian Borrower or otherwise, from time to time, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (but at the cost and expense of the Canadian Borrower).  Without limiting the generality of  foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default:

(a)           to endorse the Canadian Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Collateral Agent’s possession or control;

(b)           to obtain and adjust insurance required to be paid to the Collateral Agent; and,

upon the occurrence and during the continuance of an Event of Default:

(a)           to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)           to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper;

(c)           to (i) notify any Account Debtors of the assignment of the Canadian Borrower’s Accounts, demand and enforce payment of the Canadian Borrower’s Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to the Canadian Borrower’s Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Collateral Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign the Canadian Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to the Canadian Borrower, and notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use the Canadian Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; or (x) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which the Canadian Borrower is a beneficiary; and

(d)           to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral or any other action as the Collateral Agent deems appropriate to fulfill the Canadian Borrower’s obligations under the Loan Documents.

Section 14.                      Collateral Agent May Perform.  If the Canadian Borrower fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Canadian Borrower under Section 17.

Section 15.                      The Collateral Agent’s Duties.  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b)           Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent in its reasonable discretion deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by the Canadian Borrower hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of the Canadian Borrower, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c)           All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Collateral Agent to any Person to realize upon any Collateral, shall be borne and paid by the Canadian Borrower.  The Collateral Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Collateral Agent actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Canadian Borrower’s sole risk.

Section 16.                      Remedies.  If any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the PPSA (whether or not the PPSA applies to the affected Collateral) and also may:  (i) require the Canadian Borrower to, and the Canadian Borrower hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or to the extent lawful and permitted leased by the Canadian Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to the Canadian Borrower in respect of such occupation; and (iv) exercise any and all rights and remedies of the Canadian Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of the Canadian Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, Assigned Agreements, Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal of, all funds and all other property held in or credited to any Deposit Account, Securities Account or Futures Account and (C) exercise all other rights and remedies with respect to the Receivables, Assigned Agreements, the Related Contracts and the other Collateral, including, without limitation, those set forth in Part V of the PPSA.  The Canadian Borrower agrees that, to the extent notice of sale shall be required by law, at least fifteen (15) days’ notice to the Canadian Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)           Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 17) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, as set forth in Section 8.03 of the Credit Agreement.  Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Canadian Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(c)           All payments received by the Canadian Borrower under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Canadian Borrower and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d)           The Collateral Agent may, without notice to the Canadian Borrower except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to any Deposit Account.

(e)           In the event of any sale or other disposition of any of the Intellectual Property Collateral of the Canadian Borrower, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and, upon the Collateral Agent’s reasonable request,  the Canadian Borrower shall supply to the Collateral Agent or its designee the Canadian Borrower’s know-how and expertise, and the Canadian Borrower’s documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and the Canadian Borrower’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of the Canadian Borrower.

(f)            If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of the Canadian Borrower pursuant to this Section 16, the Canadian Borrower agrees that, upon request of the Collateral Agent, the Canadian Borrower will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(g)           The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 16, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections; and (iii) any other information in its possession relating to such Security Collateral.

(h)           The Canadian Borrower acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by the Canadian Borrower to perform any of the covenants contained in subsection (f) above and, consequently, agrees that, if the Canadian Borrower shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (f) above.

(i)            For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 16 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Canadian Borrower hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive licence to use, licence or sublicence any of the Intellectual Property Collateral now owned or hereafter acquired by the Canadian Borrower, wherever the same may be located.  Such licence shall include access to all media in which any of the licenced items may be recorded or stored and to all computer programs used for the compilation or printout thereof to the extent that such non-exclusive licence does not violate the express terms of any agreement between the Canadian Borrower and a third party governing the Canadian Borrower’s use of such Intellectual Property Collateral.  If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made in accordance with the terms hereof and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to the Canadian Borrower, at the Canadian Borrower’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to the Canadian Borrower any such rights, title and interests as may have been assigned to the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interest so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(j)            The Canadian Borrower recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable provincial or territorial securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof.  The Canadian Borrower acknowledges that any such private sales may be at prices and on terms less favourable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, so long as such private sale is made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable provincial or territorial securities laws, even if such issuer would agree to do so.

(k)           In addition to its other enforcement rights expressed herein or otherwise at law, the Collateral Agent may appoint by instrument in writing one or more Receivers of any Collateral.  Any such Receiver shall have the rights set out in paragraph (l) below.  In exercising such rights, any Receiver shall act as and for all purposes shall be deemed to be the agent of the Canadian Borrower and no Secured Party shall be responsible for any act or default of any Receiver.  The Collateral Agent may remove any Receiver and appoint another from time to time.  No Receiver appointed by the Collateral Agent need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.  If two or more Receivers are appointed to act concurrently, they shall, unless otherwise expressly provided in the instrument appointing them, so act severally and not jointly and severally.  The appointment of any Receiver or anything done by a Receiver or the removal or termination of any Receiver shall not have the effect of constituting any Secured Party a mortgagee in possession in respect of the Collateral.

(l)            Any Receiver appointed by the Collateral Agent shall have such of the following rights, powers, authorities and remedies as the Collateral Agent shall grant to such Receiver in the instrument appointing such Receiver:

(i)            Any Receiver may exercise any rights, powers and remedies to which the Collateral Agent is entitled, save that only the Collateral Agent, and not the Receiver, shall have the right to exercise any rights or remedies with respect to Unlimited Liability Shares.

(ii)           Any Receiver may at any time enter upon any premises owned, leased or otherwise occupied by the Canadian Borrower or where any Collateral is located to take possession of, disable or remove any Collateral, and may use whatever means the Receiver considers advisable to do so.

(iii)           Any Receiver shall be entitled to immediate possession of Collateral and the Canadian Borrower shall forthwith upon demand by any Receiver deliver up possession to a Receiver of any Collateral.

(iv)           Any Receiver may carry on, or concur in the carrying on of, any of the business or undertaking of the Canadian Borrower and may, to the exclusion of all others, including the Canadian Borrower, enter upon, occupy and use any of the premises, buildings, plant and undertaking of or occupied or used by the Canadian Borrower and may use any of the Equipment and Intangibles of the Canadian Borrower for such time and such purposes as the Receiver sees fit.  No Receiver shall be liable to the Canadian Borrower for any negligence in so doing or in respect of any rent, charges, costs, depreciation or damages in connection with any such action.

(v)           Any Receiver may have, enjoy and exercise all of the rights of and enjoyed by the Canadian Borrower with respect to the Collateral or incidental, ancillary, attaching or deriving from the ownership by the Canadian Borrower of the Collateral, including the right to enter into agreements pertaining to Collateral, the right to commence or continue proceedings to preserve or protect Collateral and the right to grant or agree to Liens and grant or reserve profits à prendre, easements, rights of ways, rights in the nature of easements and licenses over or pertaining to the whole or any part of the Collateral.

(m)           The Collateral Agent may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Collateral Agent pursuant to this  Agreement.

Section 17.                      Indemnity and Expenses.  (a)  The Canadian Borrower agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates, each Receiver and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

(b)           The Canadian Borrower will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of the Canadian Borrower, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by the Canadian Borrower to perform or observe any of the provisions hereof.

Section 18.                      Amendments; Waivers; Etc.  Subject to Section 10.01 of the Credit Agreement and Section 2.11(b) of the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any departure by the Canadian Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by (i) the Canadian Borrower and (ii) the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 19.                      Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to the Canadian Borrower, addressed to it in care of the Specified U.S. Borrower at the Specified U.S. Borrower’s address specified in Section 10.02 of the Credit Agreement and if to the Collateral Agent, at its address specified in Section 10.02 of the Credit Agreement.  All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement.

Section 20.                      Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the date (such date being the “Release Date”) of (i) the termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and (ii) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Collateral Agent and the applicable L/C Issuer shall have been made), (b) be binding upon the Canadian Borrower, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 10.06 of the Credit Agreement.

Section 21.                      Release; Termination.  (a)  Upon (y) any sale, lease, transfer or other disposition of any item of Collateral of the Canadian Borrower permitted by, and in accordance with, the terms of the Loan Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.10 of the Credit Agreement, or (z) the release of a Lien in any Collateral of the Canadian Borrower required by Section 2.05 of the Intercreditor Agreement, the Collateral Agent will, at the Canadian Borrower’s expense, execute and deliver to the Canadian Borrower such documents as the Canadian Borrower shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing and (ii) the Canadian Borrower shall have delivered to the Collateral Agent, at least ten Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of the Canadian Borrower to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.05 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.05 of the Credit Agreement.

(b)           Upon the occurrence of the Release Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Canadian Borrower.  Upon any such termination, the Collateral Agent will, at the Canadian Borrower’s expense, execute and deliver to the Canadian Borrower such documents as the Canadian Borrower shall reasonably request to evidence such termination.

Section 22.                      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement, or of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement, by telecopier or in “pdf” or similar format by electronic mail, shall be effective as delivery of an original executed counterpart thereof.

Section 23.                      The Mortgages.  In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licences of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 24.                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada applicable therein, but excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

 [Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Canadian Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
/s/ Shawn K. Poe____________________
Name: Shawn K. Poe
Title: Vice President

UBS AG CANADA BRANCH, as Collateral Agent

By:
/s/ Mary E. Evans_____________________
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, U.S.

By:
/s/ Irja R. Otsa________________________
Name: Irja R. Otsa
Title: Associate Director, Banking Products Services, U.S.

Exhibit A to the
Security Agreement

PLY GEM CANADA, INC.

CONFIRMATION OF SECURITY INTEREST IN INTELLECTUAL PROPERTY

RECITALS:

A.
Ply Gem Canada, Inc. (the “Obligor”), a Canada corporation, is the owner of (i) the trade marks and trade mark registrations set forth in Exhibit A, and the underlying goodwill of said trade marks (collectively, the “Trade Marks”), (ii) the copyright and copyright registrations set forth in Exhibit A (the “Copyrights”), (iii) the patent application(s) and/or issued patent(s) set forth in Exhibit A, (the “Patents”), and (iv) the industrial design application(s) and/or issued industrial design(s) set forth in Exhibit A (the “Designs” and together with the Trade Marks, the Copyrights, and the Patents, collectively the “Intellectual Property”).

B.
The Obligor has entered into a security agreement dated January 26, 2011 in favour of UBS AG Canada Branch (the “Collateral Agent”) (as amended, modified, supplemented or restated from time to time, the “Security Agreement”) under which, among other things, the Obligor granted to the Collateral Agent a security interest in certain property, including the Intellectual Property, as security, inter alia, for its obligations under a certain credit agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and in accordance with the terms and obligations set forth in the Security Agreement, the Obligor confirms the grant to the Collateral Agent under the Security Agreement of a security interest in and to the Intellectual Property.

[Remainder of Page Intentionally Blank]

DATED this           day of ______________, 2011.

PLY GEM CANADA, INC.

By:
__________________________________
Name:
Title:

Exhibit A to
Confirmation of Security Interest in Intellectual Property

INTELLECTUAL PROPERTY

TRADEMARKS

Registration Number	Trademark	Registration Date

COPYRIGHTS

Registration Number	Title	Registration Date

PATENTS

Patent or Patent Application No.	Title	Owner	Status	Filing Date

INDUSTRIAL DESIGNS

Design or Design Application No.	Title	Owner	Status	Filing Date

Exhibit B to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated January ●, 2011, is made by Ply Gem Canada, Inc. (together with its successors and assigns, the “Canadian Borrower”) in favour of UBS AG Canada Branch, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with, inter alia, the Collateral Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Loans and the issuance of Letters of Credit by the Lenders and L/C Issuers under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, the Canadian Borrower has executed and delivered that certain Security Agreement dated January 26, 2011 made by the Canadian Borrower to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Canadian Borrower has granted to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in, among other property, certain intellectual property of the Canadian Borrower, and has agreed as a condition thereof to execute this IP Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Canadian Borrower agrees as follows:

SECTION 1.  Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent for the ratable benefit of the Canadian Secured Parties a security interest in each type of property described below, and all of the Canadian Borrower’s right, title and interest therein and thereto, (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby;

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the copyright registrations and applications and exclusive copyright licences set forth in Schedule C hereto;

(d)
all industrial designs, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the industrial design registrations and applications set forth in Schedule D hereto;

(e)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

(f)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(g)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by the Canadian Borrower under this IP Security Agreement secures the payment of all Secured Obligations (as defined in the Security Agreement) of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to the Canadian Borrower, the payment of all amounts that constitute part of such Secured Obligations and that would be owed by the Canadian Borrower to any Canadian Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Recordation.  The Canadian Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4.  Execution in Counterparts; Assignment and Enurement.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. All of Collateral Agent’s rights under this IP Security Agreement shall enure to the benefit of its successors and assigns and all of the Canadian Borrower’s obligations under this IP Security Agreement shall bind the Canadian Borrower and its successors and assigns.

SECTION 5.  Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  The Canadian Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6.  Governing Law.  This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada, but excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Canadian Borrower has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

UBS AG CANADA BRANCH, as Collateral Agent

By:
________________________________
Name:
Title:

By:
________________________________
Name:
Title:

Exhibit C to the
Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “IP Security Agreement”) dated ●, 201●, is made by Ply Gem Canada, Inc. (together with its successors and assigns, the “Canadian Borrower”) in favour of UBS AG Canada Branch, as Canadian Collateral Agent for the Canadian Secured Parties (as such terms are defined in the Credit Agreement referred to below) (together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, Ply Gem Industries, Inc., a Delaware corporation and the other Loan Parties party thereto have entered into a Credit Agreement dated as of January ●, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with, inter alia, the Collateral Agent.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Canadian Borrower has executed and delivered that certain Security Agreement dated January ●, 2011 made by the Canadian Borrower to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Canadian Borrower has granted to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Canadian Borrower and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Canadian Borrower agrees as follows:

SECTION 1.  Grant of Security.  The Canadian Borrower hereby grants to the Collateral Agent, for the ratable benefit of the Canadian Secured Parties, a security interest in each type of property described below, and all of the Canadian Borrower’s right, title and interest therein and thereto, (the “Collateral”):

(a)	the patents and patent applications set forth in Schedule A hereto;

(b)
the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in any trademark, whether registered, unregistered or applied for, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such trademark under applicable federal law), together with the goodwill symbolized thereby;

(c)
all copyrights, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the copyright registrations and applications and exclusive copyright licences set forth in Schedule C hereto

(d)
all industrial designs, whether registered or unregistered, now owned or hereafter acquired by the Canadian Borrower, including, without limitation, the industrial design registrations and applications set forth in Schedule D hereto;

(e)
all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of the Canadian Borrower accruing thereunder or pertaining thereto;

(f)
any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(g)
any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Additional Collateral of or arising from any of the foregoing.

SECTION 2.  Security for Obligations.  The grant of a security interest in the Additional Collateral by the Canadian Borrower under this IP Security Agreement Supplement secures the payment of all Secured Obligations (as defined in the Security Agreement) of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents.

SECTION 3.  Recordation.  The Canadian Borrower authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement Supplement.

SECTION 4.  Grants, Rights and Remedies.  This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.  The Canadian Borrower does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. All of Collateral Agent’s rights under this IP Security Agreement Supplement shall enure to the benefit of its successors and assigns and all of the Canadian Borrower’s obligations under this IP Security Agreement Supplement shall bind the Canadian Borrower and its successors and assigns.

SECTION 5.  Governing Law.  This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, including the federal laws of Canada applicable therein, excluding choice of law rules.

Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as Collateral Agent for the Revolving Facility Secured Parties referred to therein, U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent, Ply Gem Holdings, Inc., Ply Gem Industries, Inc. and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”) as modified by the Joinder No. 1 to the Intercreditor Agreement dated as of January 26, 2011 among UBS AG, Stamford Branch, as New Agent and the parties referred to above (the “Joinder Agreement”).  Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement and the Joinder Agreement and, to the extent provided therein, the applicable Senior Secured Obligations Security Documents (as defined in the Intercreditor Agreement).  In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement and the Joinder Agreement, the provisions of the Intercreditor Agreement and the Joinder Agreement shall control.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Canadian Borrower has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PLY GEM CANADA, INC.

By:
_______________________________
Name:
Title:

UBS AG CANADA BRANCH, as Collateral Agent

By:
________________________________
Name:
Title:

By:
________________________________
Name:
Title: